UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                   ----------------------------------


                                FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported): June 21, 2001


                          CARNIVAL CORPORATION
         (Exact name of registrant as specified in its charter)


Republic of Panama             1-9610                  59-1562976
---------------------------    -----------------       -----------------
(State or other jurisdiction  (Commission File Number  (I.R.S. Employer of
incorporation)                 File Number)            Identification No.)



3655 N.W. 87th Avenue, Miami, Florida             33178-2428
--------------------------------------------------------------------------
(Address of principal executive offices)          (zip code)



Registrant's telephone number, including area code:   (305) 599-2600










 Item 5. Other Events.

     On June 21, 2001, Carnival Corporation issued a press release entitled "Carnival Corporation Reports Second Quarter Earnings" attached hereto as
Exhibit 99.1.  The press release is incorporated herein by reference.


Item 7. Financial Statements and Exhibits

     The Exhibit 99.1 press release entitled "Carnival Corporation Reports Second Quarter Earnings" dated June 21, 2001 is hereby incorporated by reference.







                                 Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2001

                                      CARNIVAL CORPORATION

                                      By:  /s/ Gerald R. Cahill
                                      -------------------------------------
                                      Name:  Gerald R. Cahill
                                      Title: Senior Vice President-Finance
                                             and Chief Financial and
                                             Accounting Officer



                                Exhibit List

Exhibit           Description
-------           -----------
99.1              Press release entitled "Carnival Corporation Reports
                  Second Quarter Earnings" dated June 21, 2001.




                                 EXHIBIT 99.1


CONTACT: Tim Gallagher                        FOR IMMEDIATE RELEASE


CARNIVAL CORPORATION REPORTS SECOND QUARTER EARNINGS

Cruise Operating Income Increases 20.2 Percent

     MIAMI (06/21/01) -- Carnival Corporation (NYSE:CCL) reported net income of $187.0 million ($0.32 Diluted EPS) on revenues of $1.08 billion for its second quarter ended May 31, 2001, compared to net income of $204.0 million ($0.34 Diluted EPS) on revenues of $875.1 million for the same quarter in 2000.
     Net income for the six months ended May 31, 2001 was $314.9 million ($0.54 Diluted EPS) on revenues of $2.09 billion, compared to net income of $375.5 million ($0.61 Diluted EPS) on revenues of $1.70 billion for the same period in 2000.
     The company's second quarter 2001 cruise operating income increased by
20.2 percent to $241.2 million compared to $200.7 million in the second quarter of 2000. Excluding Costa Cruises, which the company consolidated for the first time this year, cruise operating income increased 14.3 percent compared to the second quarter of 2000. Carnival Corporation Chairman and CEO Micky Arison said that "in spite of the continuing weak economic environment we were still able to achieve strong growth in the operating earnings of our cruise brands. A combination of an 8.4 percent increase in capacity, a 1.8 percent increase in net revenue yields (revenue per available berth day), and lower operating cost per available berth day helped to drive the growth in our second quarter operating earnings."
     Second quarter 2001 net income includes increased losses of $11.3 million, compared to the same quarter in 2000, from the company's investment in Airtours plc, which was recently sold. In addition, second quarter 2000 net income included non-recurring net gains of $10.7 million from affiliated operations, and $6.6 million of net compensation received from a shipyard related to the late delivery of Holland America Line's Zaandam.
     During the second quarter of 2001, the company continued to implement its strategy for expanding Costa Cruises' position as the leading pan-European brand. Carnival Cruise Lines' 1,022-passenger Tropicale was transferred to Costa and is expected to enter European service in late June 2001, and Holland America Line's 1,494-passenger Westerdam will join the Costa European fleet in spring 2002. Furthermore, Costa recently announced that it will launch a new cruise product intended exclusively for German-speaking customers beginning in spring 2002. The new product will offer European and Caribbean cruises aboard the 760-passenger Costa Marina.
     Also during the second quarter of 2001, Carnival announced the transfer of Seabourn Cruise Line's 758-passenger Seabourn Sun to Holland America Line in spring 2002. Following refurbishment, the ship will be renamed the Prinsendam and operate a schedule of voyages in Europe, Asia and the Pacific beginning in summer 2002.
     Looking to the remainder of fiscal 2001, Arison noted that the slowing of the economy continues to put pressure on cruise pricing, especially for the company's higher end cruise brands. "However, the North American contemporary cruise segment continues to perform quite well despite the slowing economic environment," Arison said. Although net revenue yields are expected to be down approximately 2 percent to 3 percent in the second half of fiscal 2001, as a result of expected lower costs the company believes that consensus earnings per share estimates for the full year are reasonable.
     Carnival recently concluded two transactions, which have further strengthened its balance sheet. The company raised net proceeds of approximately $590 million from the issuance of 2 percent convertible senior debentures in April 2001 and approximately $490 million from the sale of the company's 25 percent interest in Airtours, which closed in the company's third quarter of 2001.
     The company has scheduled a conference call with analysts at 11 a.m. today to discuss its second quarter earnings. This call can be listened to, either live or on a delayed basis for one week after the call, at Carnival Corporation's Web site at www.carnivalcorp.com.
     Carnival Corporation is comprised of Carnival Cruise Lines, the world's largest cruise line based on passengers carried, Holland America Line, Costa Cruises, Cunard Line, Seabourn Cruise Line and Windstar Cruises. Carnival Corporation's various brands operate 45 ships in the Caribbean, Alaska, Europe, Mexican Riviera, South America and other worldwide destinations.

                  **************************************
NOTE: The capacity increase and net revenue yields in this press release are presented on a comparable basis between 2001 and 2000 and, therefore, exclude Costa Cruises.

Statements in this press release relating to matters that are not historical facts are forward-looking statements. All forward-looking statements, including those which may impact the forecasting of Carnival Corporation's net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions; increases in cruise industry capacity and competition; the ability of the company to implement its shipbuilding program and to continue to expand its business outside the North American market; incidents involving cruise ships; impact of pending or threatened litigation; changes in tax and other laws and regulations affecting Carnival and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.

                         CARNIVAL CORPORATION
                  CONSOLIDATED STATEMENTS OF OPERATIONS

                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                    MAY 31,                  MAY 31,
                                 2001     2000           2001     2000
                            (in thousands, except   (in thousands, except
                              earnings per share)     earnings per share)

Revenues                  $ 1,079,125  $  875,127  $ 2,086,731 $ 1,700,005
Costs and Expenses:
 Operating expenses           601,334     497,121    1,201,454     962,561
 Selling and administrative   154,564     120,827      310,455     241,706
 Depreciation and amortization 92,359      68,288      183,950     135,892
                              848,257     686,236    1,695,859   1,340,159
Operating Income Before
 (Loss) Income From
 Affiliated Operations        230,868     188,891      390,872     359,846

(Loss) Income From Affiliated
 Operations, Net              (22,961)      5,528 (1)  (44,024)     (5,909)
(1)

Operating Income              207,907     194,419      346,848     353,937

Nonoperating Income (Expense):
 Interest income                6,000       4,520        9,778      11,459
 Interest expense, net of
  capitalized interest        (30,238)     (6,871)     (62,110)    (15,460)
 Other income, net                380 (2)   9,349 (3)   12,326 (2)  18,246 (3)
 Income tax benefit             2,914       2,539        8,071       7,291
                              (20,944)      9,537      (31,935)     21,536

Net Income                 $  186,963  $  203,956   $  314,913   $  375,473

Earnings Per Share:
 Basic                     $     0.32  $     0.34   $     0.54   $     0.61
 Diluted                   $     0.32  $     0.34   $     0.54   $     0.61

Weighted Average Shares
 Outstanding-Basic            584,150     606,051      584,001      611,559
Weighted Average Shares
 Outstanding-Diluted          586,388     607,959      586,382      614,162

(1) Includes $10.7 million of non-recurring net gains from affiliated operations.
(2) Other income, net for the three months ended May 31, 2001, includes a $16.1 million gain from the sale of the company's investment in CRC Holdings, Inc., partially offset by $9.2 million of asset write-downs and $6.0 million of estimated litigation related expenses. In addition, other income, net for the six months ended May 31, 2001, includes a $13 million gain arising from a settlement agreement with the manufacturers of certain of the company's ship propulsion systems to reimburse the company for lost revenues and expenses incurred due to disruptions in service during 2000.
(3) Other income, net for the three and six months ended May 31, 2000 includes $6.6 million and $15.1 million, respectively, of net compensation received from the shipyard relating to the delayed delivery of the Zaandam.


Note: Commencing in fiscal 2001, the company's statements of operations include the consolidation of Costa's results of operations. In fiscal 2000, the company's 50 percent interest in Costa was included in affiliated operations.


CARNIVAL CORPORATION
SELECTED STATISTICAL AND SEGMENT INFORMATION

                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                    MAY 31,                  MAY 31,
                                 2001     2000           2001     2000
                                 (in thousands)          (in thousands)

STATISTICAL INFORMATION:
 Passengers carried               816         643        1,602        1,208
 Available lower berth days     5,151       3,990       10,095        7,704
 Occupancy percentage           102.5%      102.3%       103.9%       102.8%

SEGMENT INFORMATION:
 Revenues:
  Cruise                  $ 1,054,200  $  845,284  $ 2,054,591  $ 1,663,135
  Tour                         31,070      37,333       38,758       44,768
  Intersegment                 (6,145)     (7,490)      (6,618)      (7,898)
                          $ 1,079,125  $  875,127  $ 2,086,731  $ 1,700,005

 Operating expenses:
  Cruise                  $   578,989  $  470,694  $ 1,169,963  $   926,608
  Tour                         28,490      33,917       38,109       43,851
  Intersegment                 (6,145)     (7,490)      (6,618)      (7,898)
                          $   601,334  $  497,121  $ 1,201,454  $   962,561

 Operating income (loss):
  Cruise                  $   241,236  $  200,697  $   415,592  $   384,831
  Tour                         (7,682)     (6,394)     (18,161)     (17,946)
  Affiliated Operations       (22,961)      5,528      (44,024)      (5,909)
  Corporate                    (2,686)     (5,412)      (6,559)      (7,039)
                          $   207,907  $  194,419  $   346,848  $   353,937


Note: Commencing in fiscal 2001, the company's selected and statistical information includes Costa. In fiscal 2000, Costa's results of operations were included in affiliated operations and were not included in the 2000 statistical information.